Exhibit 10.56

Amendment No 3
Manufacturing Services and Supply Agreement

This Amendment No. 3 to the Manufacturing Services and Supply Agreement (“Amendment”) is entered into between Solectron Corporation, a Delaware corporation, and its subsidiaries and affiliates, which includes Solectron Technology Singapore Ltd., Shinei International Pte. Ltd., Solectron Technology Sdn Bhd, Solectron Netherlands BV and any other Offshore Business Headquarters (together or individually, “Solectron”), and Asyst Technologies, Inc., and its subsidiaries and affiliates (together or individually, “Asyst”), effective June 10, 2005 (the “Amendment Effective Date”) and amends to the extent expressly provided below the Manufacturing Services and Supply Agreement dated September 5, 2002 between Asyst and Solectron (and as previously amended on September 23, 2003 and February 17, 2005, the “Agreement”).

All terms not expressly defined in this Amendment shall be given the same meaning and intent as defined or provided in the Agreement.

1.	The second sentence of section 17.1 is deleted and replaced by the following:

“The term of this Agreement will automatically renew for successive one (1)-year periods unless earlier terminated as provided in this Section 17. Asyst may terminate this Agreement for convenience, without incurring any additional liability solely as a result of such termination, upon one hundred eighty (180) days written notice to Solectron. Solectron may terminate this Agreement for convenience upon two hundred seventy (270) days written notice to Asyst. In the event either party provides written notice to the other party terminating this Agreement or either party terminates this Agreement for cause as provided in Section 17.2, the parties agree to develop in good faith, and agree to in writing, a plan of transition to transfer the manufacture of, and manufacturing capability, material, Asyst intellectual property, documents and Product unique know-how necessary for the manufacture of the Products to Asyst, or to a third party Asyst reasonably identifies, and to abide by such plan of transition, as well as all the terms, conditions and obligations of this Agreement, to its completion, regardless of whether such completion occurs following the end of the applicable notice period.”

All other Sections of the Agreement, to the extent not expressly amended in this Amendment, shall remain unchanged and in full force and effect. Nothing herein shall otherwise amend, modify or extend any right, obligation or liability of the parties under the Agreement.

Executed and agreed on the dates shown below.

Agreed:		Agreed:
Solectron Corporation		Asyst Technologies, Inc.

By:	/s/ Darryl Payton	By:	/s/ Steve Debenham

	Authorized Signature		Authorized Signature

Title:	Director, Contracts	Title:	V.P., General Counsel & Secretary

Date:	6/10/05	Date:	6/28/05